REVOLVING CREDIT AGREEMENT

by and between

SHOW ME ETHANOL, LLC

“Borrower”

and

FCS FINANCIAL, PCA

“Lender”

i

	7.8	Subsidiaries	25
	7.9	Environmental Matters	25
	7.10	Bank Accounts	26
	7.11	No Consent	26
	7.12	Existence	26
	7.13	Authority/Eligibility	26
	7.14	Binding Effect	27
	7.15	Correctness of Financial Statements	27
	7.16	Employee Controversies	27
	7.17	Compliance with Laws and Regulations	27
	7.18	Solvency	27
	7.19	Pension Plans	28
	7.20	Margin Security	28
	7.21	Conflicting or Adverse Agreements or Restrictions	28
	7.22	Full Disclosure	28
	7.23	Survival of Warranties	29

8.	CONDITIONS		29
	8.1	Conditions to All Loans	29

9.	AFFIRMATIVE COVENANTS		32
	9.1	Compliance with Laws, etc.	32
	9.2	Visitation Rights; Project Examination	32
	9.3	Reporting Requirements	33
	9.4	Net Worth	34
	9.5	Minimum Debt Service Coverage Rate	34
	9.6	Minimum Working Capital	34
	9.7.	Minimum Equity Percentage	34
	9.8	Liens	34
	9.9	Landlord and Mortgagee Waivers	34
	9.10	Insurance	35
	9.11	Keeping Books and Records	35
	9.12	Warehouse Receipts	35
	9.13	Lender Fees	35
	9.14	Maintain Properties	35
	9.15	Collateral	35
	9.16	Borrower’s Equity	35
	9.17	Marketing Agreements	35
	9.18	Taxes	36

10.	NEGATIVE COVENANTS		36
	10.1	Liens, etc.	36
	10.2	Distributions, etc.	37
	10.3	Capital Expenditures; Capital Leases	37
	10.4	Consolidation, Merger, Dissolution, Etc.	37
	10.5	Indebtedness, etc.	37
	10.6	Change of Control	38

ii

	10.7	Loans, Guaranties, etc.	38
	10.8	Subsidiaries; Affiliates	38
	10.9	Transfer of Assets	38
	10.10	Lines of Business	38
	10.11	Investments	38

11.	DEFAULT AND RIGHTS AND REMEDIES OF THE LENDER		39
	11.1	Acceleration	39
	11.2	Other Remedies	39

12.	MISCELLANEOUS		40
	12.1	Timing of Payments	40
	12.2	Attorneys’ Fees and Costs	40
	12.3	Expenditures by the Lender	40
	12.4	Lender’s Costs and Expenses as Additional Liabilities	41
	12.5	Claims and Taxes	41
	12.6	Inspection	41
	12.7	Examination of Banking Records	42
	12.8	Governmental Reports	42
	12.9	Reliance by the Lender	42
	12.10	Indemnification	42
	12.11	Parties	44
	12.12	Applicable Law; Severability	44
	12.13	SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY	44
	12.14	Application of Payments Waiver	45
	12.15	Marshalling; Payments Set Aside	45
	12.16	Section Titles	45
	12.17	Continuing Effect	45
	12.18	No Waiver	45
	12.19	Notices	46
	12.20	Maximum Interest	47
	12.21	Lender’s Reliance	47
	12.22	Counterparts	48
	12.23	Participations	48
	12.24	Credit Agreement Controls	48
	12.25	Confidentiality	48
	12.26	Independence of Covenants	49
	12.27	Amendments and Waivers	49
	12.28	FINAL AGREEMENT	49
	12.29	Privacy	49
	12.30	Customer Identification - USA Patriot Act Notice	50
	12.31	Survival	50

iii

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made as of the 6th day of November, 2007 by and between SHOW ME ETHANOL, LLC, a Missouri limited liability company (the “Borrower”) and FCS FINANCIAL, PCA, a federally chartered instrumentality (hereinafter referred to as “Lender”) (Lender and Borrower sometimes hereinafter collectively the “Parties”).

WITNESSETH:

WHEREAS, Borrower has requested that Lender make loans, advances, extensions of credit and/or other financial accommodations to or for the benefit of the Borrower, and Lender is willing to do so on the terms and conditions herein contained;

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit for the Borrower by Lender, the Borrower and Lender agree as follows:

1. DEFINITIONS.

1.1 General Definitions. When used herein, the following capitalized terms shall have the meaning indicated, whether used in the singular or the plural:

“Account Debtor” shall mean the party which is obligated on or under an Account or a General Intangible.

“Accounts” means all of the Borrower’s “Accounts”, as such term is defined in the UCC, including, without limitation, the aggregate unpaid obligations of customers and other account debtors to Borrower arising out of the sale or lease of goods or rendition of services by Borrower on an open account or deferred payment basis.

“Affiliate” shall mean any Person (other than a Borrower): (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Borrower; (b) that directly or beneficially owns or holds ten percent (10%) or more of any class of the voting stock or other equity interest of the Borrower; (c) ten percent (10%) or more of the voting stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of the equity interest) of which is owned directly or beneficially or held by the Borrower; or (d) that is a director, officer, manager or member of the Borrower. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, membership interests, by contract or otherwise; provided, however, in no event shall Lender Ray-Carroll Grain Growers, Inc., or Central Missouri Biofuels, LLC be deemed an Affiliate of the Borrower or any of their subsidiaries.

“Applicable Margin” shall mean (i) with respect to such portions of the Loan which are Revolving Base Rate Loans, the Base Margin and (ii) with respect to such portions of the Loan which Revolving LIBOR Rate Loans, the LIBOR Margin.

“Base Rate” shall mean the prime rate as reported on the 10th day of the calendar month by the Wall Street Journal in its listing of money rates, defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If a prime rate is not reported on the 10th day of a calendar month, the prime rate reported on the first Business Day preceding the 10th day of the calendar month will be used. The Base Rate shall be determined monthly, and any adjustment shall be effective as of the first day of the following calendar month.

“Base Margin” shall mean with respect to such portions of the Loan which are Base Rate Loans, 0%.

“Borrower” means Show Me Ethanol, LLC, a Missouri limited liability company.

“Borrower’s Equity” means all cash equity of the Borrower as contributed by its members.

“Borrowing Base” shall mean an amount determined and computed as set forth in Exhibit 1A.

“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit 1B, signed as indicated thereon, setting forth the amount of the Borrower’s Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state in which the Lender’s office is located and, if such day relates to any LIBOR Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Closing Date” shall mean November 6, 2007.

“Closing Fee” shall have the meaning set forth in Section 6.1.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

“Commitment” shall mean the Revolving Loan Commitment and/or the LC Commitment and “Commitments” shall mean collectively, the Commitments of the Lender.

“Compliance Certificate” shall have the meaning set forth in Section 9.01(c).

“Current Assets” shall mean the amount of Borrower’s combined current assets according to GAAP.

“Current Liabilities” shall mean the amount of Borrower’s combined current liabilities according to GAAP plus the current amount of the Term Loan outstanding.

“DDGS” means dried distillers grains, which, along with ethanol, will be produced by the Borrower.

“Debt” or “Indebtedness” shall mean (a) indebtedness for borrowed money or for the deferred purchase price of property or services; (b) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against a loss in respect of, indebtedness or obligations of others of the kinds referred to in subsection (a) or (b) above or (f) below; (d) liabilities in respect of unfunded vested benefits under plans covered by ERISA; (e) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; and (f) all obligations of a person or entity, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof.

“Debt Service Coverage Ratio” means the ratio of (i) Net Income net of Income Taxes plus amortization and depreciation expense divided by (ii) the sum of Interest Expense and the scheduled principal payments on Long Term Debt (excluding any excess cash flow payments made by Borrower under the terms of the Term Loan Agreement), all as calculated based on the immediately preceding twelve-month period which ended on the calculation date.

“Deed of Trust” means that certain Deed of Trust of even date herewith, pursuant to which a mortgage interest shall be given by the Borrower to the Lender in the Real Property to secure payment of the Obligations.

“Default” shall mean the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by the Borrower or any other Person to cure the same) mature into a Matured Default; (b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default; (c) the occurrence of a breach or a default under any of the Loan Documents; or (d) the occurrence of a breach or a default under any other agreement at any time in existence between the Borrower and the Lender or between the Borrower and any third party and not otherwise included in (a) - (c) above, that would constitute a Material Adverse Effect.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Eligible Accounts” shall mean those Accounts which the Lender, in the exercise of reasonable discretion, determines are eligible for inclusion in the Borrowing Base at any particular time. Without limiting the foregoing, the following Accounts shall not be Eligible Accounts:

(a) any Account owing by an Account Debtor which is at any time unpaid for a period exceeding sixty (60) days after the original invoice date of the original invoice related thereto;

(b) Accounts which arise out of transactions with Affiliates;

(c) Account Debtors that are located outside the United States, unless such Accounts are covered by a letter of credit issued or confirmed by a bank acceptable to the Lender;

(d) Accounts which are subject to rights of set-off or counterclaim by the Account Debtor; and

(e) Accounts which in the Lender’s reasonable opinion may be subject to liens (other than liens permitted in Section 10.1(a)) or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person.

(f) Accounts which in Lender’s sole discretion are deemed ineligible by Lender.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Fiscal Year” means the fiscal year of the Borrower, which shall be the twelve month period ending on or about December 31st of each year.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” shall mean all of the Borrower’s right, title and interest in and to any bank deposit accounts, customer deposit accounts, deposits, rights related to prepaid expenses, negotiable or nonnegotiable instruments or securities, chattel paper, choses in action, causes of action and all other intangible personal property of every kind and nature (other than Accounts), including without limitation, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, customs claims, guarantee claims, co-op memberships or patronage benefits, rights to any government subsidy, set aside, diversion, deficiency or disaster payment or payment in kind, water rights (including without limitation, water stock, ditch rights, well permits, water permits, applications and the like), easement rights, contract rights, contracts, leasehold interests in real and personal property and any security interests or other security held by or granted to the Borrower to secure payment by any Account Debtor of any of the Accounts, and any other “general intangibles” (as defined in the Code).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court or any commission.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them (excluding any of the foregoing that relate to environmental standards or controls and occupational safety and health standards or controls).

“Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Note or on other amounts, if any, payable to the Lender pursuant to this Agreement or any other Loan Documents, under laws applicable to the Lender which is presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Income Taxes” means the applicable state, local or federal income tax of the Borrower on the Net Income of the Borrower.

“Inventory” shall mean any and all goods which shall at any time constitute “inventory” (as defined in the Code) or farm products of the Borrower, wherever located (including without limitation, goods in transit), or which from time to time are held for sale, lease or consumption, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such investment.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, as in effect at any time, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.

“LC” shall mean each letter of credit issued pursuant to this Agreement.

“LC Commitment” shall mean $5,000,000.00, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, less payments received with respect to the LC Obligations.

“LC Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the outstanding LC’s plus (b) the aggregate amount of drawings under LC’s which have not been reimbursed pursuant to Section 2.2(e).

“Liabilities” shall mean any and all liabilities, obligations and indebtedness of the Borrower to the Lender of any and every kind and nature, at any time owing, arising, due or payable and however evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including without limitation, LC Obligations and obligations of performance) and whether arising or existing under this Agreement or any of the other Loan Documents or by operation of law.

“LIBOR Interest Period” shall mean, with respect to a Revolving LIBOR Rate Loan, the period of time for which the LIBOR Rate shall be in effect as to the Revolving LIBOR Rate Loan and which shall be a 1, 3 or 6 month period of time commencing with the borrowing date of the Revolving LIBOR Rate Loan or the expiration date of the immediately preceding LIBOR Interest Period, as the case may be, applicable to and ending on the effective date of any conversion, continuation or rollover made as provided in Section 3.2 as the Borrower may specify in a notice of borrowing delivered pursuant to Section 2.3 or a notice of conversion, continuation or rollover delivered pursuant to Section 3.2; provided, however, that: (a) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and (b) no LIBOR Interest Period for any portion of the Revolving Loan shall extend beyond the Maturity Date.

“LIBOR Margin” shall mean with respect to such portions of the Loan which are Revolving LIBOR Rate Loans, 2.50%.

“LIBOR Rate” (London Interbank Offered Rate) shall mean the London interbank offered rate per annum for one, three or six month deposits (as applicable) in United States dollars, as determined by the British Banker’s Association average of interbank offered rates for United States dollar deposits in the London market based on quotations at sixteen (16) major banks, as published in the “Money Rates” Section of The Wall Street Journal as of the applicable determination date; provided, if Lender determines that the foregoing source is unavailable for the applicable Interest Period, Lender shall determine LIBOR based on a new index which is based on comparable information; a Loan based on the LIBOR Rate shall hereinafter be a “LIBOR Rate Loan”.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan Documents" means this Agreement, the Note, the Security Documents, and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, Lender under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of Loans by Lender.

“Loans” shall mean all loans made pursuant to this Agreement, whether with respect to the Revolving Base Rate Loans or Revolving LIBOR Rate Loans.

“Long Term Debt” means Debt that matures more than one (1) year after the date of determination thereof.

“Margin Accounts” shall mean all futures contracts or funds and other property related to such futures contracts, which the Borrower or the Borrower’s authorized attorney-in-fact may acquire, accumulate, withdraw or pay out, and which may be held with any broker, including without limitation, any balance credited to any Margin Account upon its closing.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, condition, (financial or otherwise), results of operations or business prospects of the Borrower, or (b) the ability of the Borrower to perform its respective obligations under the Loan Documents. For purposes of this Agreement, all determinations as to whether there has been a Material Adverse Effect shall be made by Lender in its reasonable discretion.

“Matured Default” shall mean the occurrence or existence of any one or more of the following events:

(a) the Borrower fails to pay any principal or interest pursuant to any of the Loan Documents at the time such principal or interest becomes due or is declared due and such failure continues for a period of ten (10) Business Days after written notice shall have been given to the Borrower by Lender;

(b) the Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) Business Days after the Lender has notified the Borrower of the existence and amount of such Liabilities;

(c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Section 10;

(d) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements applicable to Borrower contained in this Agreement or in any of the other Loan Documents (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b) or (c) above and other than the covenants set forth in Section 9.6), and such failure or neglect continues for more than thirty (30) days after the earlier of the date the Lender gives the Borrower written notice thereof or the date on which a corporate executive officers of the Borrower first learn of such failure or neglect, provided, however, that if the Borrower, despite its diligent efforts and the susceptibility of cure, has been unable to cure such default or neglect within such thirty (30) day grace period, the Borrower shall have an additional thirty (30) day period to effect such cure, provided, further, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Lender’s reasonable determination, be cured by the Borrower during such successive thirty (30) day grace periods;

(e) any warranty or representation at any time made by the Borrower in connection with this Agreement or any of the other Loan Documents is untrue or incorrect in any material respect when made, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of the Borrower to the Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified and which shall not be cured within five (5) Business Days after written notice shall have been given to the Borrower by Lender.

(f) a final judgment in excess of $100,000.00 is rendered against the Borrower or any Subsidiary and such judgment remains unsatisfied and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided, however, that this clause (f) shall not apply to any judgment for which, and to the extent, the Borrower or such Subsidiary is insured and with respect to which the insurer has admitted liability in writing for such judgment to such extent;

(g) all or any material part of the Borrower’s or any Subsidiary’s assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(h) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower [or any Subsidiary] and such proceeding is not dismissed within thirty (30) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any Subsidiary, or the Borrower [or any Subsidiary] makes an assignment for the benefit of creditors;

(i) the Borrower or any Subsidiary voluntarily or involuntarily dissolves or is dissolved;

(j) the Borrower [or any Subsidiary] is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of the Borrower’s business affairs, and such injunction, restraint or prevention would have a Material Adverse Effect;

(k) the Borrower [or any Subsidiary] fails to make any payment due or otherwise defaults on any other obligation for borrowed money in excess of $100,000.00 and the effects of such failure or default are to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity;

(l) the Lender makes an expenditure under Section 12.3 and such amount shall not have been reimbursed to the Lender within two (2) Business Days following demand therefor;

(m) the occurrence of a default, an event of default or a matured default under any other agreement, instrument or document at any time entered into between the Borrower and the Lender which default, event of default or matured default has had or in the opinion of the Lender is likely to have a Material Adverse Effect;

(n) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Section 9.6, and such failure or neglect continues for more than thirty (30) days after such failure or neglect first occurs, provided, however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Lender’s reasonable determination, be cured by the Borrower during such thirty (30) day grace period;

(o) any Financing Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Liabilities, ceases to be in full force and effect; or the Borrower or any other Person contests in any material manner the validity or enforceability of any Financing Agreement; or the Borrower denies that it has any or further liability or obligation under any Financing Agreement, or purports to revoice, terminate or rescind any Financing Agreement (including, without limitation, the Guaranty), or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or subject to Section 10.01, is not, valid, perfected and prior to all other Liens or is terminated, revoked or declared;

(p) Borrower discontinues doing business;

(q) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(r) Any default by Borrower under the terms of the Term Loan Agreement.

“Maturity Date” shall mean thirty-six (36) months from the date of the initial disbursement under this Agreement or the earlier date of termination in whole of the Commitment pursuant to Section 4.4 or 11.1.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means income from operations after all expenses, including salaries and bonuses determined according to GAAP.

“Note” shall mean the Revolving Note of the Borrower executed and delivered pursuant to this Agreement.

“Obligations” " means all obligations, indebtedness, and liabilities of the Borrower to the Lender arising pursuant to this Agreement or any of the Security Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay all sums outstanding under this Agreement.

“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA in which any personnel of the Borrower or an Affiliate which is under common control with the Borrower (within the meaning of Section 414 of the IRC) participate and which is subject to Title IV of ERISA or Section 412 of the IRC.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether national, federal, state, provincial, county, city municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

“Project” means any and all buildings, structures, fixtures or other improvements made to the Real Property as part of the construction of a 55mm gyps drymill ethanol plant in Carroll County, Missouri.

“Real Property” means that real property located in the County of Carroll, State of Missouri, owned by the Borrower, upon which the Project is to be constructed and which is described in Schedule 8.01(xv).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in case, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Revolving Base Rate Loan” shall mean any portion of the Revolving Loan which bears interest at a rate determined by reference to the Base Rate.

“Revolving Liabilities” shall mean that portion of the Liabilities consisting of principal of and/or interest on the Revolving Loan, plus the fees described in Section 6 applicable to the Revolving Loan.

“Revolving LIBOR Rate Loan” shall mean any portion of the Revolving Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“Revolving Loan” shall have the meaning set forth in Section 2.1.

“Revolving Loan Available Amount” shall mean, at any time, an amount equal to the excess of (a) the lesser of (i) the Borrowing Base or (ii) the Revolving Loan Commitment over (b)(i) the principal outstanding amount of the Revolving Loan plus (ii) the aggregate face amount of all outstanding LC’s.

“Revolving Loan Commitment” shall mean $5,000,000.00, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1.

“Security Documents” shall mean any and all agreements, security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, assignments of proceeds, assignments of income, assignments of contract rights, assignments of partnership interests, assignments of royalty interests, assignments of leases, assignments of easements, assignments of performance or other collateral assignments, completion or surety bonds, standby agreements, subordination agreements, undertakings and other documents, agreements, instruments and financing statements at any time executed and delivered by the Borrower or a third Person in connection with, or as security for the payment or performance of, the Note, any indebtedness renewed or extended by such Note and the Borrower’s obligations under this Agreement.

“Start Up Date” shall have the meaning set forth in Section 9.01(c).

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subordinated Debt” shall mean any and all Debt of the Borrower held by any Person other than Lender or any Term Loan Lender.

“Term Loan” shall mean that certain loan from the Term Loan Lender to the Borrower in the amount of $48,000,000.00 made pursuant to that certain Construction and Term Loan Agreement dated as of the date hereof.

“Term Loan Intercreditor Agreement” shall have the meaning as set forth in Section 4.5.

“Term Loan Agreement” shall mean that certain Construction and Term Loan Agreement by and between Borrower and Term Loan Lender dated as of the date hereof.

“Term Loan Lender” shall mean FCS Financial, PCA and those Banks identified in the Term Loan Agreement.

“Title Policy” shall mean that certain ALTA mortgage title insurance policy issued by a title insurance company acceptable to Lender and as set forth in Section 8.1(b)(xv).

“Total Net Worth” shall mean consolidated net worth, as determined according to GAAP, plus Subordinated Debt and less intangible assets.

“Type” shall mean with respect to a Revolving Loan, whether such Loan is a Revolving Base Rate Loan or a Revolving LIBOR Rate Loan.

“Working Capital” means current assets of Borrower less current liabilities of Borrower.

1.2 Index to Other Definitions. When used herein, the following capitalized terms shall have the meanings given in the indicated portions of this Agreement:

Term	Location
Agreement	introduction
Application	Section 2.2(b)
Code	Section 1.4
Default Rate	Section 3.1(c)
Environmental Laws	Section 7.9
Excess	Section 12.20
Lender	introduction
Loan Account	Section 2.3
UCP	Section 2.2(c)

1.3 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with GAAP.

1.4 Others defined in Missouri Uniform Commercial Code. All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the Uniform Commercial Code of Missouri (“Code”) to the extent the same are used or defined therein.

2. LOANS.

2.1 Revolving Loan.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees to extend a revolving credit loan (the “Revolving Loan”) to the Borrower by making loans to the Borrower on a revolving basis on any one or more Business Days prior to the Maturity Date, up to an aggregate principal amount not exceeding the Revolving Loan Available Amount on such Business Day. Within such limits and during such period and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loan. Subject to Section 2.3 hereof, loans extended with respect to the Revolving Loan shall be comprised of Revolving Base Rate Loans and/or Revolving LIBOR Rate Loans as selected by the Borrower. The principal amount outstanding under the Revolving Loan Commitment shall not, at any time, exceed the Borrowing Base. If at any time the principal amount outstanding under the Revolving Loan Commitment exceeds the Borrowing Base, then the amount of such excess shall be immediately due and payable by the Borrower to the Lender. Notwithstanding the foregoing, the parties have agreed that Borrower may, request and obtain Two Million Dollars ($2,000,000.00) of the Revolving Loan Commitment without the requirement of sufficient Borrowing Base; provided, however, any request for funds under the Revolving Loan Commitment above Two Million Dollars ($2,000,000.00) of principal, outstanding at any time, shall not exceed the then available Borrowing Base. For purposes of illustration, should Borrower request an additional Two Million Five Hundred Thousand Dollars ($2,500,000.00) under the Revolving Loan Commitment, Borrower shall be required to document to Lender a Borrowing Base of Two Million Five Hundred Thousand Dollars, to receive the requested funds.

(b) The Borrower shall execute and deliver to the Lender to evidence the Revolving Loan made by the Lender under the Revolving Loan Commitment, a revolving credit note (a “Revolving Note”) which shall be (i) dated the date of the Closing Date; (ii) in the principal amount of the Revolving Loan Commitment; and (iii) in the form attached as Exhibit 2, appropriately completed. The Lender shall post (i) the date and principal amount of each borrowing with respect to the Revolving Loan made under the Revolving Note; (ii) the Type of Revolving Loan; (iii) the rate of interest each such borrowing will bear; and (iv) each payment of principal thereon; provided, however, that any failure of the Lender to so post shall not affect the Borrower’s obligations thereunder.

2.2 LC’s.

(a) Subject to the terms and conditions of this Agreement, the Borrower may from time to time request that the Lender issue one or more LC’s for the Borrower’s account for any purpose acceptable to the Lender in its reasonable discretion; provided, however, that the Lender shall not issue any such LC if (i) such issuance would cause the LC Obligations to exceed $5,000,000.00 at the time of such issuance, (ii) the face amount of such LC exceeds the Revolving Loan Available Amount at the time of such issuance, or (iii) the proposed expiry date for the LC is on or after a date which is the earlier of (A) twelve (12) months after its date of issuance or (B) the Maturity Date.

(b) In order to effect the issuance of each LC, the Borrower shall deliver to the Lender a letter of credit application on such form as required by the Lender (the “Application”) not later than 2:00 p.m. St. Louis, Missouri time, five (5) Business Days prior to the proposed date of issuance of the LC. The Application shall be duly executed by a responsible officer of the Borrower, shall be irrevocable and shall (i) specify the day on which such LC is to be issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer, manager or member stating that all conditions precedent to such issuance have been satisfied and setting forth calculations evidencing availability for such LC as required pursuant to Section 2.2(a).

(c) Upon receipt of the Application, and satisfaction of the applicable terms and conditions of this Agreement, and provided, however, that no Default or Matured Default exists, or would exist after giving effect to the issuance of the LC, the Lender shall issue such LC no later than the close of business, in St. Louis, Missouri, on the date so specified. The Lender shall provide the Borrower with a copy of the LC which has been issued. Each LC shall (i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the LC, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject to the Uniform Customs and Practice for documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Lender, the “UCP”), and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri.

(d) Upon the presentment of a draft for honor under any LC by the beneficiary thereof which the Lender has determined is in compliance with the conditions for payment thereunder, the Lender shall promptly notify the Borrower of the intended date of honor of such draft, and the amount due and owing in respect of such draft shall automatically and without any action by any Person be due and payable by the Borrower to the Lender on the intended date of honor. Each drawing under any LC shall constitute a request by the Borrower to the Lender for a borrowing pursuant to Section 2.1(a) of the Revolving Loan in the amount of such drawing.

(e) The Borrower’s obligation to reimburse the Lender for the amount of any draft drawn under an LC shall be absolute, unconditional and irrevocable and shall be paid immediately to the Lender upon demand by the Lender, and otherwise strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation, the following circumstances:

(i) The existence of any claim, set-off, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any LC (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, any other Financing Agreement, the transactions contemplated herein or therein or any unrelated transaction, unless otherwise provided by the terms of such LC;

(ii) Any statement or any other document presented under any LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iii) Payment by the Lender under any LC against presentation of a draft or certificate which does not comply with the terms of such LC, provided, however, that such payment shall not have constituted gross negligence or willful misconduct of the Lender; and

(iv) Any other circumstances or event whatsoever, whether or not similar to the foregoing, provided, however, that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of the Lender.

(f) The Borrower assumes all risks of the acts or omissions of the beneficiary and any transferee of each LC with respect to its use of such LC. The Lender shall not be liable or responsible for, and the Borrower indemnifies and holds the Lender harmless for: (i) the use which may be made of any LC or for any acts or omissions of the beneficiary and any transferee thereof in connection therewith, or (ii) the validity or genuineness of documents, or of any endorsement(s) thereon, even if such documents should, in fact prove to be in any or all respects invalid, fraudulent or forged, or any other circumstances whatsoever in making or failing to make payment, against Lender, except damages determined to have been caused by gross negligence or willful misconduct of the Lender in determining whether documents presented under an LC comply with the terms of such LC and there shall have been a wrongful payment as a result thereof; provided, however, that it is the intention of the Borrower to indemnify the Lender for the negligence of the Lender, other than negligence constituting gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for investigation, regardless of any notice or information to the contrary.

(g) In the event that any provision of an Application is inconsistent, or in conflict with, any provision of this Agreement, including provisions for the rate of interest applicable to draws thereunder, delivery of collateral or rights of set-off or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(h) If any LC has an expiration date after the Maturity Date, and if the Lender shall not have agreed to extend the Revolving Loan Commitment through a date which is on or after the latest expiration date of any LC, then the Borrower shall deposit with the Lender cash collateral or other liquid collateral, of a type and in an amount which is satisfactory to Lender, in its sole discretion, provided, however, that cash in an amount equal to 105% of the face amount of all such LCs, is hereby agreed by the Lender to the satisfactory collateral as to type and amount.

2.3 General Provisions.

(a) Each borrowing under this Agreement shall in the case of any Revolving LIBOR Rate Loan be in an aggregate amount of not less than $1,000,000.00 or in incremental multiples of $1,000,000.00 in excess thereof. At the option of the Borrower, any borrowing may be comprised of two or more Types bearing different rates of interest; provided, however, that a Loan made on the first Business Day after the Closing Date shall bear interest from the date of such Loan at a rate per annum equal to the Base Rate in effect from time to time plus the Base Margin (if any), unless and until the Borrower gives notice under Section 3.2. Each Loan shall be made upon prior written notice from the Borrower to the Lender delivered not later than 11:00 a.m. St. Louis, Missouri time on the Closing Date with respect to any Loans to be made on the first Business Day after the Closing Date, or with respect to any Loans to be made thereafter, on the same Business Day as the proposed Loans if such borrowing is with respect to a Loan which is a Revolving Base Rate Loan, or three Business Days prior to the proposed Loan if such borrowing is with respect to a Loan which is a Revolving LIBOR Rate Loan. Each such notice of borrowing with respect to the Loans shall be irrevocable and shall specify (i) the amount of the proposed borrowing; (ii) the date of the proposed borrowing; (iii) the Type; and (iv) with respect to any portion of the borrowing to be a Revolving LIBOR Rate Loan, the LIBOR Interest Period and the expiration date of each such LIBOR Interest Period. The Borrower shall give the Lender written (including facsimile) notice by the required time of any proposed borrowing. The Lender shall not incur any liability to the Borrower in acting upon any facsimile notice referred to above which the Lender believes in good faith to have been given by the Borrower, or for otherwise acting in good faith under this Section 2.3(a).

(b) Loans may be made by the Lender on the Lender’s receipt of written notice from an authorized agent of Borrower, which shall be set forth in a Certificate of Borrower. Any such Loans shall be conclusively presumed to have been made to or for the benefit of the Borrower when the Lender believes in good faith that such notice was made by authorized persons, or when said Loans are deposited to the credit of the account of the Borrower regardless of the fact that Persons other than those authorized hereunder may have authority to draw against such account.

(c) The Lender shall maintain a loan account (“Loan Account”) on its books in which shall be recorded: (a) all borrowings with respect to the Revolving Loan; (b) all payments made by the Borrower on the Revolving Loan; and (c) all other appropriate debits and credits as provided in this Agreement, including without limitation, all fees, charges, expenses and interest. All entries in the Borrower’s Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. In addition to monthly billings with respect to the Loans, the Lender shall send to the Borrower annual statements for the Loan Account. The Borrower promises to pay the amount reflected as owing by and under its Loan Account, as reflected on such monthly billings and annual statements, and all other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement, unless the Borrower notifies the Lender within thirty (30) days after the Borrower’s receipt of such quarterly billing or annual statement, of a good faith dispute relating to the matter summarized on such quarterly billing or annual statement. In the absence of the Borrower’s timely written notice of a good faith dispute, each quarterly billing and annual statement for the Loan Account shall be rebuttable presumptive evidence of the amounts due and owing the Lender by the Borrower.

(d) All Loans to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Lender in its internal data control system showing the date and amount of each such debit or credit. Until such time as the Lender shall have rendered to the Borrower written statements of account as provided herein, the balance in the Borrower’s Loan Account, as set forth on the Lender’s most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing the Lender by the Borrower.

2.4 Purposes.

The purpose of the Revolving Loan is to (i) fund proper corporate business purposes of Borrower, (ii) fund Borrower’s maintenance capital expenditures and (iii) issue letters of credit, and the proceeds of the Revolving Loan shall only be used by Borrower for such purposes. Each LC shall be issued for proper business purposes of Borrower.

3. INTEREST.

3.1 Interest.

The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

(a) So long as no Matured Default has occurred or is continuing, with respect to such portions of the Revolving Loan which consist of Revolving Base Rate Loans, a rate per annum equal to the sum of the Base Rate in effect from time to time plus the Base Margin (if any), payable monthly in arrears on the first Business Day of each month, and, with respect to any Revolving Base Rate Loans outstanding as of the Maturity Date, on the Maturity Date.

(b) So long as no Matured Default has occurred or is continuing, with respect to such portions of the Revolving Loan which consist of Revolving LIBOR Rate Loans, (i) in the case of one (1) and three (3) month LIBOR Rate Loans on the Maturity Date for the applicable LIBOR Rate Loan and (ii) in the case of six (6) month LIBOR Rate Loans on the first day of each calendar month during the LIBOR rate Loan and on the Maturity Date for such six (6) month LIBOR Rate Loan.

(c) After the occurrence of a Matured Default and for so long as such Matured Default is continuing, any amount due hereunder with respect to each Loan, under the Note or under any other Loan Documents, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date on which such Matured Default occurs and during the continuation of such Matured Default, payable on demand, at a rate per annum (the “Default Rate”) equal to the sum of two percent (2.0%) per annum plus the rate in effect with respect thereto immediately prior to the occurrence of the Matured Default.

(d) All computations of interest with respect to any Base Rate Loan shall be based on a year of 365 or 366 days, as the case may be. All other calculations of interest and fees under this Agreement, including, without limitation, computation of interest with respect to any LIBOR Rate Loan, shall be based on a year of 360 days. Interest shall be charged with respect to the Revolving Loan for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.2 Voluntary Conversion, Continuation or Rollover of Loans.

The Borrower may on any Business Day, upon the Borrower’s written (including facsimile) notice to the Lender (i) in the case of a Base Rate Loan, continue or rollover the existing Base Rate Loan into a new Base Rate Loan, not later than 11:00 a.m., St. Louis, Missouri time, on the day of the proposed continuation or rollover or (ii) in the case of all other Types of Loans, not later than 2:00 p.m. St. Louis, Missouri time on the day which is three (3) Business Days prior to the date of any proposed conversion, continuation or rollover, convert Loans from one Type to another Type, or roll over or continue a Loan, provided, however, that (a) with respect to any conversion, continuation or rollover of a Loan, no Default or Matured Default shall have occurred and be continuing, (b) with respect to any facsimile notice of Loan conversion, continuation or rollover, the Borrower shall promptly confirm such notice by sending the original notice to the Lender, and (c) any continuation, conversion or rollover of a Revolving LIBOR Rate Loan to which a LIBOR Interest Period applies for the same or a different LIBOR Interest Period or into a different Type of Loan shall be made on, and only on, the last day of the LIBOR Interest Period applicable to such Loan. Each such notice of conversion, continuation or rollover shall specify therein (d) the requested date of such conversion, continuation or rollover, (e) the Loans requested to be converted, continued or rolled over, and (f) if such conversion, continuation or rollover is into or is with respect to a Revolving LIBOR Rate Loan, the duration of the requested LIBOR Interest Period for each such Loan. Each such notice shall be irrevocable and binding on the Borrower. If the Borrower shall fail to give a notice of conversion, continuation or rollover with respect to any Revolving LIBOR Rate Loan as set forth above, such Loan shall automatically convert to a Revolving Base Rate Loan on the last day of the LIBOR Interest Period applicable thereto.

4.	PAYMENTS; PREPAYMENTS; TERMINATION OF COMMITMENTS, ETC.

4.1 Payment of Loans.

The Borrower shall make each payment hereunder and under the Note not later than 2:00 p.m. St. Louis, Missouri time on the day when due in lawful money of the United States and in immediately available funds to the Lender.

4.2 Optional Prepayments on the Loans.

The Borrower may at any time prepay the outstanding principal amount of any Loan, in whole or in part, in accordance with this Section 4.2. The Borrower shall give prior written notice of any such prepayment to the Lender, which notice shall state the proposed date of such prepayment (which shall be a Business Day) and which notice shall be delivered to the Lender not later than 2:00 p.m. St. Louis, Missouri time, (a) with respect to any portion of Revolving Loan which is a Revolving Base Rate Loan, on the date of prepayment, and (b) with respect to any portion of the Revolving Loan which is a Revolving LIBOR Rate Loan, three (3) Business Days prior to the date of prepayment, which written notice shall specify the portion of the Loans to be prepaid and the aggregate amount of the prepayment. All prepayments of Revolving LIBOR Rate Loans shall be made together with accrued and unpaid interest (if any) to the date of such prepayment on the principal amount prepaid, together with funding losses incurred by the Lender under Section 5.3 with respect to such prepayment. Such notice shall be irrevocable and the payment amount specified in such notice shall be due and payable on the prepayment date described in such notice, together with, in the case of Revolving LIBOR Rate Loans, accrued and unpaid interest (if any) on the principal amount prepaid and any amounts due under Section 5.3. The Borrower shall have no right to prepay the principal amount of any Loan other than as provided in this Section 4.2.

4.3 Mandatory Principal Payments on the Revolving Loan. The Borrower shall pay to Lender the principal payments on the Revolving Loan as required by the Note.

4.4 Termination of the Commitments.

(a) The Lender shall have the right, without notice to the Borrower, to terminate the Commitments immediately upon a Matured Default. In addition, the Revolving Loan Commitment and the LC Commitment shall be deemed immediately terminated and all of the Revolving Loan Liabilities shall be immediately due and payable, without notice to Borrower, on the Maturity Date. In the event any of the Commitments are terminated, the remainder of this Agreement shall remain in full force and effect until the indefeasible full payment and full satisfaction of the Revolving Loan. Notwithstanding the foregoing, in the event that a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against the Borrower or the Borrower makes an assignment for the benefit of creditors, this Agreement shall be deemed to be terminated immediately, and all of the Liabilities shall automatically become immediately due and payable, provided, however, that in the event of a proceeding against the Borrower is dismissed within thirty (30) days of the date of its filing, then the Agreement shall be deemed to be reinstated as of the date the order of dismissal becomes final and the Lender is given notice thereof.

(b) The Borrower shall have the right, upon at least five (5) Business Days’ notice to the Lender, to terminate the Commitments in whole or in part.

4.5 Term Loan.

Lender acknowledges that all or a portion of the Collateral shall be secured equally and ratably with the Term Loan on the same lien priority basis. In connection therewith, as of the Closing Date, Lender, and the Term Loan Lender shall execute and enter into an intercreditor agreement in form and substance substantially identical to Exhibit 4.5 attached hereto (the “Term Loan Intercreditor Agreement”). The aggregate outstanding principal balance of the Term Loan shall not exceed $48,000,000.00. All proceeds received by the Lender from the sale or other liquidation of the Collateral in the event of a Matured Default shall be applied by Lender to the unpaid amounts of the Obligations hereunder and the unpaid amount of the Term Loan, in pari passu without priority.

5.	REVOLVING LIBOR RATE LOANS; INCREASED COSTS; TAXES; ETC.

5.1 Revolving LIBOR Rate Loans.

Anything in this Agreement to the contrary notwithstanding:

(a) If the introduction of or any change in or the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for the Lender to perform its obligations to make Revolving LIBOR Rate Loans or to fund or maintain Revolving LIBOR Rate Loans (whether or not such assertion carries the force of law), the obligation of the Lender to make, rollover or to convert Loans into Revolving LIBOR Rate Loans shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and any existing Revolving LIBOR Rate Loans shall automatically convert, on and as of the date of such notification, into Revolving Base Rate Loans; provided that the Lender represents and warrants to the Borrower that it has no actual knowledge that it would be unlawful for the Lender to make Revolving LIBOR Rate Loans as contemplated herein.

(b) If any requested borrowing consisting of a Revolving LIBOR Rate Loan will not adequately reflect the cost to the Lender of making or funding the respective Revolving LIBOR Rate Loan or for such borrowing, the right of the Borrower to select Revolving LIBOR Rate Loans or for such borrowing or any subsequent borrowing respectively shall be suspended until the circumstance causing such suspension no longer exist, and the Revolving LIBOR Rate Loans comprising such requested borrowing shall be Revolving Base Rate Loans.

5.2 Increased Costs.

If, due to either (a) the introduction of or any change in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost or reduction in yield or rate of return to the Lender of agreeing to make or making or maintaining any Revolving LIBOR Rate Loan or maintaining its Commitment with respect thereto (other than an increase in income or franchise taxes imposed on them by the jurisdiction under the laws of which the Lender is organized or the jurisdiction in which Lender’s office is located), then the Borrower shall from time to time, upon demand by the Lender pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost, reduction in yield or rate of return, provided, however, that similar compensation is also customarily demanded by the Lender from other borrowers similarly situated and under similar circumstances. Any request for payment under this Section 5.2 will be submitted to the Borrower by the Lender identifying with reasonable specificity the basis for and the amount of such increased cost.

5.3 Funding Losses.

The Borrower will indemnify the Lender against, and reimburse the Lender on demand for any loss, cost or expense incurred or sustained by the Lender (including without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Lender to fund or maintain any Loan) as a result of (a) any payment, conversion, rollover or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of any Revolving LIBOR Rate Loan on a day other than the last day of the LIBOR Interest Period for such Loan; (b) any payment, conversion, rollover or prepayment (whether required hereunder or otherwise) of any Loan consisting of a Revolving LIBOR Rate Loan made after the delivery of a notice of borrowing delivered pursuant to Section 2.3(a) (whether oral or written) but before the proposed date for such Loan if such payment or prepayment prevents the proposed borrowing from becoming fully effective; (c) after receipt by the Lender of a notice of borrowing delivered pursuant to Section 2.3(a), the failure of any Loan to be made or effected due to any condition precedent to a borrowing not being satisfied or due to any other action or inaction of the Borrower; or (d) any rescission of a notice of borrowing delivered pursuant to Section 4.2(a) or a notice of conversion delivered pursuant to Section 3.2. If Lender demands payment under this Section 5.3, it shall deliver to the Borrower a statement reasonably setting forth the amount and manner of determining such loss, cost or expense. Compensation owing to the Lender as a result of any such loss, cost or expense resulting from a payment, prepayment, conversion or rollover of a Revolving LIBOR Rate Loan shall include without limitation, an amount equal to the present value (discounted at the rate of return for like-term U.S. Treasury obligations) of the sum of the amount of the interest that, but for such event, the Lender would have earned for the remainder of the applicable LIBOR Interest Period plus any actual out-of-pocket expense or penalty incurred and paid by the Lender.

5.4  Capital Adequacy Requirements.

(a) If the Lender shall have determined that the adoption after the date of this Agreement of any applicable law, rule or regulation regarding capital adequacy, or any change therein after the date of this Agreement, or any change in the interpretation or administration thereof after the date of this Agreement by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by the Lender, and that the amount of such capital requirement is increased, or has or would have the effect of reducing the rate of return on the Lender’s capital to a level below that which the Lender could have achieved but for such adoption, change or compliance, in each case as a consequence of its obligations hereunder (taking into consideration the Lender’s policies with respect to capital adequacy), then the Borrower shall pay to the Lender such additional amount or amounts as are reasonably determined by the Lender to be sufficient to compensate the Lender in the light of such circumstances, provided, however, that similar compensation is also customarily demanded by the Lender from other borrowers similarly situated and under similar circumstances.

(b) A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender as specified in Section 5.4(a) above shall be delivered as soon as practicable to the Borrower. The Borrower shall pay the Lender the amount shown as due on any such certificate within fifteen (15) days after the Lender delivers such certificate. In preparing such certificate, the Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

6. FEES.

6.1 Closing Fee with Respect to Revolving Loan Commitment.

The Borrower agrees to pay to the Lender at Closing, a closing fee (the “Closing Fee”) in an amount equal to fifty (50) basis points (0.50%) of the entire amount of the Revolving Loan Commitment.

6.2 Commitment Fee with Respect to Revolving Loan Commitment.

The Borrower agrees to pay to the Lender a monthly commitment fee on the average daily unused portion of the Revolving Loan Commitment from the Closing Date until the Maturity Date at the rate equal to 0.30% per annum, payable, with respect to each monthly commitment fee, in arrears on the first day of each month during the term of the Revolving Loan and on the Maturity Date. For purposes of this Agreement, the unused portion of the Revolving Loan Commitment for any measurement period shall be the positive difference, if any, of (x) the average daily amount of the Revolving Loan Commitment during such measurement period, minus (y) the average daily outstanding advances made under the Revolving Loan and the LC Obligations during such measurement period. Each monthly commitment fee shall be fully earned on the date it becomes payable.

6.3 Additional Fees with Respect to LC’s.

The Borrower agrees to pay to the Lender a quarterly fee in respect to each LC issued hereunder, computed at the rate of 2.50% per annum on the face amount of such LC. The quarterly LC fees shall be due and payable in advance on the date of issuance of each LC and then on the first day of each quarter thereafter through the Maturity Date and thereafter if any of the LC’s or the LC Obligations then remain outstanding. Each quarterly LC fee shall be fully earned on the date it becomes payable.

6.4 Fees Not Interest; Nonpayment.

The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money. The obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in immediately available funds. All fees shall be non-refundable.

7. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that the following statements are and, after giving effect to the Loans, will be, true and correct as of the Closing Date, and as of the date of each advance of any portion of the Loans and/or issuance of each LC except as otherwise disclosed in writing to the Lender.

7.1 Litigation and Proceedings.

Except as set forth on Schedule 7.1, no judgments are outstanding against the Borrower, nor is there now pending or threatened any litigation, contested claim, or governmental proceeding by or against the Borrower, except for judgments and pending or threatened litigation, contested claims and governmental proceedings which will not, in the aggregate, have a Material Adverse Effect.

7.2 Other Agreements.

Except as set forth on Schedule 7.2, the Borrower is not in default in any material respect under any contract, lease or commitment to which the Borrower is a party or by which the Borrower is bound where such default would result in a Material Adverse Effect. The Borrower knows of no dispute, except as set forth on Schedule 7.2 or as previously disclosed to the Lender in writing, relating to any contract, lease, or commitment which is material to the continued financial success and well-being of the Borrower.

7.3 Intellectual Property.

The Borrower’s licenses, patents, copyrights, trademarks and trade names and all of the Borrower’s applications for any of the foregoing are set forth on Schedule 7.3. There is no action, proceeding, claim or complaint pending or, to the best of the Borrower’s knowledge, threatened to be brought against the Borrower by any Person which might jeopardize the Borrower’s interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names or applications and which if determined adversely to the Borrower, would result in a Material Adverse Effect. The Borrower owns or possesses (or will be licensed or otherwise have the full right to use) all intellectual property which is necessary for the operation of its businesses, without any known conflict with the rights of others. To the knowledge of Borrower, no product of the Borrower infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to the knowledge of the Borrower) threatened against or affecting such Person, contesting its right to sell or to use any product or material, in any case which could have a Material Adverse Effect. There is no violation by the Borrower of any right with respect to any material patent, trademark, trade name, service mark, copyright or license owned or used by the Borrower.

7.4 Title to Assets.

Except as contemplated by this Agreement and except as set forth on Schedule 7.4 or as permitted by Section 10.1, the Borrower owns all of its assets free and clear of all security interests, liens, claims, and encumbrances. No goods held by the Borrower on consignment or under sale or return contracts have been represented to be Inventory and no amounts receivable by the Borrower in respect of the sale of such goods (except markups or commissions which have been fully earned by the Borrower) have been represented to be Accounts. The Borrower represents that all amounts in the form of ordinary trade payables which are owing to suppliers of any of the Inventory have been paid in accordance with Section 9.13, and that none of such suppliers have asserted any interest in the Inventory.

7.5 Tax Liabilities.

Borrower has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower that would, if made, have a Material Adverse Effect.

7.6 Existing Indebtedness and Producer Payables.

Except (i) for the Revolving Loan; (ii) the Subordinated Debt; (iii) as disclosed on Schedule 7.6; and (iv) as disclosed on the financial statements identified in Section 7.15 of this Agreement, the Borrower has no other indebtedness, contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person.

7.7 Other Names.

The Borrower has not, during the preceding five (5) years, used any other name, except as disclosed on Schedule 7.7.

7.8 Subsidiaries.

As of the Closing Date, Borrower has no Subsidiaries other than those specifically listed on Part (a) of Schedule 7.8 and has no equity investments in any other corporation or entity other than those specifically disclosed on Part (b) of Schedule 7.8.

7.9 Environmental Matters.

Except as disclosed on Schedule 7.9, (a) the Borrower has not received any notice to the effect, or has any knowledge, that its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect; (b) there has been no release of hazardous materials at, on or under any of the properties of Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; (c) to the knowledge of Borrower, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, under any of the properties of Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect on the financial condition, operations assets, business or prospects of the Borrower; (d) Borrower has not directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state and local enforcement actions or other investigations which may lead to material claims against the Borrower for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; and (e) except as disclosed on Schedule 7.9, no conditions exist at, on or under any of the properties of Borrower which, with the passage of time, or the giving of notice or both, would rise to any material liability under any Environmental Laws.

7.10 Bank Accounts.

Schedule 7.10 sets forth, as the Closing Date, the account numbers and location of primary bank accounts (including lockbox accounts) of the Borrower.

7.11 No Consent.

The execution, delivery and performance by the Borrower of, and the effectuation of the transactions contemplated under, this Agreement, the Note and the other Loan Documents, and the borrowings hereunder by the Borrower as contemplated herein, do not require the consent or approval of any other Person, except such consents or approvals as have been obtained. The Borrower has not otherwise failed to obtain any material governmental consent, approval, license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its businesses.

7.12 Existence.

The Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents, and (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except for those jurisdictions in which the failure to be so qualified would not, in the aggregate, have a Material Adverse Effect.

7.13 Authority/Eligibility.

The execution and delivery by the Borrower of this Agreement and by the Borrower of all of the other Loan Documents and the performance of the Borrower’s obligations hereunder and thereunder (a) are within the Borrower’s organizational powers; (b) are duly authorized by the Borrower’s board of managers, and, if necessary, members; (c) are not in contravention of any law or laws, or the terms of Borrower’s articles of organization or operating agreement or any other agreement, instrument or document relating to the Borrower’s governance, or of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or any of the Borrower’s property is bound; (d) do not require any governmental consent, registration or approval; (e) do not contravene any contractual or governmental restriction binding upon the Borrower; and (f) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any property of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of the Borrower’s property may be bound or affected. Furthermore, Borrower is an eligible borrower under the Farm Credit Act and the regulations promulgated thereunder.

7.14 Binding Effect.

This Agreement and all of the other Loan Documents set forth the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, moratorium or similar laws affecting creditors’ rights generally and except as such enforcement may be limited by general principles of equity.

7.15 Correctness of Financial Statements.

The financial statements delivered by the Borrower to the Lender present fairly the financial condition of the Borrower and have been prepared in accordance with GAAP consistently applied. As of the date of such financial statements, and since such date, there have been no materially adverse change in the condition or operation of the Borrower, nor has the Borrower mortgaged, pledged or granted a security interest in or encumbered any of the Borrower’s assets since such date.

7.16 Employee Controversies.

There are no controversies pending or, to the best of Borrower’s knowledge, threatened between the Borrower and any of the Borrower’s employees, other than employee grievances arising in the ordinary course of business of the Borrower’s which are not, in the aggregate, material to the continued financial success and well-being of the Borrower.

7.17 Compliance with Laws and Regulations.

The Borrower is in compliance in all material respects with the requirements of all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the assets of the Borrower, except for laws, orders, regulations and ordinances, the violation of which would not have an adverse effect on the value of the Collateral or the Lender’s interest in any of the Collateral and, in the aggregate, would not have a Material Adverse Effect.

7.18 Solvency.

The Borrower is solvent, able to pay the Borrower’s debts generally as such debts mature, and has capital sufficient to carry on the Borrower’s business and all businesses in which the Borrower is about to engage. The Borrower shall not be rendered insolvent by the execution or delivery of this Agreement or of any of the other Loan Documents or by the transactions contemplated hereunder or thereunder.

7.19 Pension Plans.

No events, including without limitation, any “Reportable Event” or “Prohibited Transactions”, as those terms are defined in ERISA have occurred in connection with any Pension Plan of the Borrower which might constitute grounds for the termination of any such Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Pension Plan. All of the Borrower’s Pension Plans meet the minimum funding standards of Section 302 of ERISA.

7.20 Margin Security.

The Borrower does not own any margin security and none of the Loans shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.21 Conflicting or Adverse Agreements or Restrictions.

The Borrower is not a party to any contract or agreement or subject to any restriction which restricts the conduct of its business which could have a Material Adverse Effect. The Borrower is not in default under or in violation of any Governmental Requirement related to the Loans or any other Governmental Requirement which default could have a Material Adverse Effect. Neither the execution and delivery of the Loan Documents nor the consummation of the transactions contemplated thereby, nor fulfillment of and compliance with the respective terms, conditions and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation or imposition of any lien or security interest on any of the Collateral pursuant to: (a) the charter, bylaws, operating agreement or partnership agreement of the Borrower (b) any Governmental Requirement; (c) any order, writ, injunction or decree of any court; or (d) the terms, conditions or provisions of any material agreement or instrument to which the Borrower is a party or by which the Borrower or the Borrower’s property is bound or to which the Borrower or the Borrower’s property is subject in any material respect.

7.22 Full Disclosure.

All factual information taken as a whole in the materials furnished by or on behalf of the Borrower to the Lender for purposes of or in connection with the transactions contemplated under this Agreement and the other Loan Documents, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement. The financial projections and other financial information furnished to the Lender by Borrower and to be delivered under Section 9.1 of this Agreement, were prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date of such information.

7.23 Survival of Warranties.

All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement. All representations and warranties shall be deemed remade by the Borrower with each request for the making of a Loan or for the issuance of an LC except as otherwise disclosed in writing to the Lender.

8. CONDITIONS.

8.1 Conditions to All Loans.

The obligation of the Lender to advance any Loan and the obligation of the Lender to issue any LC is subject to the satisfaction of the following conditions precedent:

(a) Documents.

The Borrower shall have executed and/or delivered to the Lender, appropriately dated and in form and substance satisfactory to the Lender, all of the documents listed on the List of Closing Documents attached as Exhibit 8(a), other than those listed thereon as post-closing items.

(b) Actions and Events.

(i) Payment of Expenses.

There shall have been paid all fees due on the Closing Date and all fees and expenses of or incurred by the Lender and its counsel to the extent billed as of the Closing Date and payable pursuant to this Agreement.

(ii) Insurance.

The Lender shall have received evidence reasonably satisfactory to the Lender that the Borrower has insurance meeting the requirements of Section 9.10.

(iii) No Prohibitions.

No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit, and no litigation shall be pending or threatened which would enjoin, prohibit, restrain or otherwise adversely affect the consummation of the transactions contemplated under the Loan Documents, or which would otherwise have a material adverse effect on the financial condition, results of operations or business of the Borrower.

(iv) Material Adverse Change.

No change shall have occurred with respect to the financial condition, business, operations, marketing agreements or prospects of the Borrower since the dates of the most recent financial statement delivered to the Lender, which in the sole discretion of the Lender, would result in a Material Adverse Effect.

(v) Prior Indebtedness.

The Lender shall have received evidence or assurances satisfactory to the Lender that any prior indebtedness listed on Schedule 8.01(b)(v) shall be paid in full on or before the Closing Date, and that any liens, encumbrances or security interests securing such prior indebtedness shall be released of record substantially contemporaneously with the Closing Date.

(vi) Wiring Instructions.

The Lender shall have received wiring instructions with respect to the proceeds of the Revolving Loan on the Closing Date or the first Business Day thereafter.

(vii)  Collateral Assignment of Supply and Purchase Agreements.

The Lender shall have received from the Borrower collateral assignments of all of the Borrower’s supply and ethanol purchase agreements, and all of those other documents/agreements as Lender may request to further collateralize this Loan.

(viii) Approval of the Lender’s Counsel.

Legal matters, if any, relating to the Loans to be made on the Closing Date shall have been reviewed by and shall be satisfactory to counsel for the Lender.

(ix) Compliance.

All representations and warranties contained in this Agreement shall be true and correct in all material respects as though made on and as of any date the Borrower requests any Loan to be made or LC to be issued and on and as of the date of the making of such Loan or the issuance of such LC.

(x) Lien Search.

Lender shall have received evidence satisfactory to Lender in its sole discretion, that Lender maintains and holds a perfected first priority lien and all of the Borrower’s Collateral, subject to no other liens except for permitted liens as may be determined by this Agreement or the Lender in its sole discretion, including, but not limited to, any interim creditor agreements in connection with the Loan.

(xi) Forecasts and Budgets.

The Borrower shall have delivered to the Lender annual operating and capital forecasts, which forecasts and budgets shall be satisfactory in form and substance to the Lender.

(xii) Licenses and Permits.

The Lender shall have received evidence satisfactory to the Lender that the Borrower has all then necessary licenses and permits for operation of its business.

(xiii) Legal Opinion.

A favorable opinion of counsel to Borrower as to such matters as Lender may reasonably request.

(xiv) Subordination Agreement.

A subordination agreement executed by such Affiliates as determined by Lender, in a form satisfactory to Lender, subordinating payment of any future Affiliate Debt to payment of the Liabilities and evidence satisfactory to Lender that Subordinated Debt has been subordinated to the Loans and the Term Loan, in form and substance satisfactory to the Lender.

(xv) Title Insurance.

An ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Lender, with respect to the Real Property as set forth on Schedule 8(b)(xv), assuring the Lender that the Lender’s deed of trust creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing: (i) a comprehensive endorsement, (ii) a zoning endorsement specifying ethanol production as a permitted use for all of the parcels included in the Real Property (if available), and (iii) such other endorsements as the Lender shall reasonably require (the “Title Policy”). All such title insurance policies shall be in form and substance reasonably satisfactory to the Lender and shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender.

(xvi) Chapter 100 Documentation.

If applicable, prior to the initial disbursement of funds on this Loan, Lender shall have received and reviewed any applicable Chapter 100 bond financing documentation of Borrower and, deemed in its sole discretion, that Lender’s lien and/or collateral position is acceptable.

(xvii) Cost and Expenses of Lender.

Payment by Borrower of all costs, fees and expenses of Lender, including reasonable expense of legal counsel, in connection with the Loan.

(c) Representations and Warranties.

The representations and warranties set forth in Section 7 shall be true and correct in all material respects on the date of each Loan and on the date of issuance of each LC, notwithstanding any disclosure by the Borrower to the Lender to the contrary. Each request by the Borrower for the making of a Loan or for the issuance of any LC, shall be and constitute a representation and warranty by the Borrower to the effect that all of the representations and warranties set forth in Section 7 are true and correct in all material respects as of the date of such request, and that all conditions precedent to the making of such Loan or the issuance of such LC have been satisfied in all material respects as of the date of such request.

(d) Covenants.

The Borrower shall be in material compliance with all of the terms and provisions of the Loan Documents.

(e) No Default.

There shall not then exist a Default or a Matured Default under this Agreement or under the Term Loan Agreement.

9. AFFIRMATIVE COVENANTS.

So long as any Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower will, unless the Lender shall otherwise consent in advance in writing:

9.1 Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation: (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws; and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith;

9.2 Visitation Rights; Project Examination. At any reasonable time and from time to time, permit the Lender or representatives thereof to, at the expense of Lender, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, and conduct unannounced field examinations and collateral inspections at least annually of the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors, provided, however, upon and during the continuance of a Matured Default or in the event that there are deemed by the Lender to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, any and all visits and inspections deemed necessary or desirable on account of such Matured Default, inconsistency and/or noncompliance shall be at the expense of the Borrower. In addition to the foregoing, at any reasonable time and from time to time, the Borrower also shall permit the Lender or representatives thereof, at the expense of the Lender, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of their respective officers or directors;

9.3 Reporting Requirements. Furnish to the Lender:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2008, a copy of the audited financial statements (including balance sheet, statements of income and cash flows, all accompanying notes thereto and management’s discussion and analysis) prepared in accordance with GAAP consistently applied, for such year for the Borrower, certified, without qualification, in an opinion reasonably acceptable to the Lender by independent public accountants reasonably acceptable to the Lender;

(b) as soon as available after the end of each fiscal year beginning with December 31, 2008, a copy of Borrower’s signed U.S. Income Tax return and accompanying schedules;

(c) commencing with the first full calendar month following the commencement of ethanol production at Borrower’s plant (the “Start Up Date”) and thereafter, as soon as available and in any event within 30 days after the end of each calendar month, a copy of the financial statements (including balance sheet, statements of income and cash flows commencing at the beginning of the fiscal year and ending with the end of such month, all accompanying notes thereto) prepared in accordance with GAAP consistently applied, for such calendar month for the Borrower, certified by an authorized officer of the Borrower; together with a compliance certificate substantially in the form of Exhibit 9 attached hereto and incorporated herein by this reference (the “Compliance Certificate”);

(d) commencing with the first full calendar month following the Start-Up Date and thereafter, as soon as available but in any event not more than thirty (30) days after the end of each calendar month, a list and aging of all of the Borrower' accounts receivable and accounts payable, in such form and manner as is satisfactory to the Lender;

(e) promptly upon the Lender's request therefore, copies of all reports and notices which the Borrower files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower receives from such Governmental Authority;

(f) commencing with the December 15 following the Start-Up Date and thereafter, by December 15th of each fiscal year of the Borrower, an annual (with monthly break out) operating plan and budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;

(g) promptly after the occurrence thereof, information concerning any litigation or governmental or environmental proceedings against the Borrower or any of its properties that if determined unfavorably to the Borrower could reasonably be expected to result in a Material Adverse Effect;

(h) promptly upon the occurrence of an Matured Default or an event or condition that but for the passage of time or the giving of notice or both would constitute a Matured Default, notice of such Matured Default or event;

(i) promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;

(j) promptly after the receipt thereof, a copy of any notice of default under any material agreements of the Borrower that could reasonably be expected to result in a Material Adverse Effect;

(k) promptly after the filing thereof, all applications with respect to required permits for the Project, and promptly upon the receipt thereof, copies of all permits obtained by Borrower with respect to the Project; and

(l) such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request;

9.4 Net Worth. Maintain as of the Closing Date Net Worth of not less than $31,995,000.00. Thereafter, maintain at all times Net Worth measured on a quarterly basis at the end of each quarter of not less than $28,000,000.00;

9.5 Minimum Debt Service Coverage Rate. Commencing with the end of the first full fiscal year following the Start-Up Date, maintain at all times after the Start-Up Date, a Debt Service Coverage Ratio of not less than 1.25 to 1.00 as calculated monthly; provided, however, the failure of Borrower to maintain the required Debt Service Coverage Ratio shall only be an Event of Default in the event Borrower fails to maintain the requisite ratio in three (3) consecutive months, or more than four (4) times in a given twelve (12) month period;

9.6 Minimum Working Capital. Maintain Working Capital of not less than $5,000,000.00 starting at the end of the second fiscal year following the Start-up Date and thereafter;

9.7. Minimum Equity Percentage. Maintain a minimum equity to total assets percentage of greater than 35.0%;

9.8 Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except for the security interests of the Security Documents and except as permitted by Section 10.1;

9.9 Landlord and Mortgagee Waivers. Obtain and furnish to the Lender as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or in which any Collateral of the Borrower is located or to be located (and if no Collateral of a Borrower is located at a parcel of property owned or leased by a Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral, all in form and substance acceptable to the Lender, except as otherwise agreed to by the Lender;

9.10 Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operate, including product liability, provided that in any event the Borrower will maintain workers' compensation insurance, property insurance, business interruption insurance and comprehensive general liability insurance reasonably satisfactory to the Lender. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Documents;

9.11 Keeping Books and Records. Maintain proper books of record and account in which full, true, and correct entries in all material respects and in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities;

9.12 Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower: (i) will not permit such warehouse receipt or receipts in the nature thereof to be "negotiable" as such term is used in Article 7 of the Uniform Commercial Code; and (ii) will deliver all such receipts to the Lender (or a Person designated by the Lender) within five (5) days of the Lender's request and from time to time thereafter. If no Matured Default exists, the Lender agrees to promptly deliver to Borrower any receipt so held by the Lender upon such Borrower’s request in connection with such Borrower’s sale or other disposition of the underlying Inventory, if such disposition is in the ordinary course of Borrower's business;

9.13 Lender Fees. Borrower shall pay to Lender all agent and facility fees as set forth in that certain fee letter between the Borrower and Lender dated June 27, 2006;

9.14 Maintain Properties. Maintain in good repair, working order and condition all material properties used in the business of the Borrower;

9.15 Collateral. Keep full and accurate books and records relating to the Collateral and pay for the costs of periodic audits of the Collateral to be conducted at Lender’s reasonable discretion;

9.16 Borrower’s Equity. Borrower shall ensure that all of Borrower’s Equity is contributed to Borrower by its members and shall, upon the request of Agent, provide Agent with an accounting of all equity contributions actually received by Borrower;

9.17 Marketing Agreements. Borrower shall promptly notify Agent of any Marketing Agreement entered into between Borrower and any Marketing Agent. Borrower shall execute and deliver to Agent a collateral assignment of any such Marketing Agreement, in a form and content satisfactory to Agent and its counsel and acknowledged by the Marketing Agent; and

9.18 Taxes. Borrower shall cause to be paid, when due, all taxes, assessments and other governmental charges upon its, income, sales, properties, and federal and states taxes withheld from its employees’ earnings, unless (i) the failure to pay such taxes, assessments or other governmental charges could not reasonably be expected to result in a Material Adverse Affect, or (ii) such taxes, assessments or other governmental charges are the subject of a good faith contest by the Borrower.

10. NEGATIVE COVENANTS.

The Borrower covenants and agrees that, until the Liabilities are paid in full, and the Commitment of the LCs and all other obligations of the Lender are finally terminated, the Borrower will not, without the prior written consent of the Lender:

10.1 Liens, etc. Create or suffer to exist, or permit to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit to assign, any right to receive income, in each case to secure any Debt of any Person, other than the following liens (“Permitted Liens”):

(a) those described on Schedule 10.1(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation;

(b) liens or security interests which are subject to an intercreditor agreement in form and substance acceptable to Lender in Lender's sole discretion;

(c) the liens or security interests of the Security Documents;

(d) mechanics' and materialmen's liens for immaterial sums which are either (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings which serve to stay the foreclosure of such liens and as to which appropriate reserves have been established;

(e) liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established;

(f) liens of warehousemen, carriers, landlords, feeders, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP;

(g) liens resulting from good faith deposits to secure payments of workmen's compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt);

(h) any attachment or judgment lien not constituting a Matured Default;

(i) liens arising from filing UCC financing statements regarding leases (including Capital Leases) not prohibited by this Agreement;

(j) customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; and

(k) any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use or are disclosed in the commitment for the Title Policy and not objected to by Lender; or

10.2 Distributions, etc. Declare or pay any distributions or dividends, redeem, purchase or otherwise acquire for value any of its membership interests now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit its Subsidiaries, if any, at any time while the Revolving Loan is outstanding, to purchase, redeem or otherwise acquire for value any stock, membership interests or partnership interests of the Borrower, provided, however, the Borrower may, (i) so long as the Borrower is classified as an S corporation or partnership for federal income tax purposes, and (ii) so long as the Borrower first provides such supporting documentation as the Lender may request with respect to any fiscal year of the Borrower, the Borrower may pay aggregate cash distributions, during such fiscal year in an amount not to exceed the amount necessary for the members of the Borrower to pay his or her Income Taxes on such Person’s allocable share of the taxable income of the Borrower for such taxable year or fiscal year, as applicable, in an amount not to exceed 65.0% of Borrower’s Net Income (“Tax Distributions”), (provided, however, that this restriction will expire at the end of the third operational year of the Borrower after the Start-up Date (as defined in the Term Loan Agreement) if the Borrower then has a minimum Working Capital of not less than $10,000,000.00); or

10.3 Capital Expenditures; Capital Leases. At any time while funds are outstanding under this Agreement, make any investment in fixed assets or enter into any capital lease in an aggregate amount greater than $3,000,000.00 during any fiscal year; or

10.4 Consolidation, Merger, Dissolution, etc. Directly or indirectly, merge or consolidate with any other Person or permit any other Person to merge into or with or consolidate with the Borrower; or

10.5 Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, except: (i) the liabilities of the Borrower to the Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower's business; (iii) Subordinated Debt; (iv) the liabilities of the Borrower described on Schedule 10.1(a) or permitted by Section 10.1(a); and other unsecured Debt not to exceed in the aggregate $500,000.00 at any time outstanding; or

10.6 Change of Control.

(a) Replace the Chief Executive Officer or the Chief Financial Officer of the Borrower without providing written notice to the Agent at least thirty (30) days of such replacement; or

(b) Permit a change in the ownership of the Borrower other than a transfer of not more than fifteen percent (15%) of the Membership Interest in Borrower in the aggregate in any one calendar year, to existing Members or family members of existing Members; or

(c) Permit Ray-Carroll’s membership interest in Borrower to, at any time, be less than ten percent (10%) of the total outstanding Membership Interest in Borrower.

10.7 Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person in excess of $100,000.00 at any time outstanding; or

10.8 Subsidiaries; Affiliates.  Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to the Lender: (i) a guaranty of all of the Obligations, in form and substance acceptable to the Lender in its sole discretion; (ii) security agreements in form substantially similar to the security agreement provided to Lender; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Lender shall require; or

10.9 Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except: (i) dispositions of Inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed; or

10.10 Lines of Business. Engage in any line or lines of business activity other than the production and sale of ethanol and byproducts thereof, including, but not limited to, DDGS; or

10.11 Investments. Own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any person, except that the Borrower may own, purchase or acquire:

(a)  Commercial paper maturing not in excess of one (1) year from the date of acquisition and rated “P1” by Moody’s Investors Service, Inc. or “A1” by Standard & Poor’s Corporation on the date of acquisition;

(b) Certificates of Deposit in North American commercial banks rated “C” or better by Keefe, Buryette and Woods, Inc., or “3” or better by Cates Consulting and Analysts, maturing not in excess of one (1) year from the date of acquisition;

(c) Obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one (1) year from the date of acquisition; and

(d) Repurchase agreements of any bank or trust company incorporated under the law of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government.

11. DEFAULT AND RIGHTS AND REMEDIES OF THE LENDER.

11.1 Acceleration.

Upon a Matured Default, the Lender shall promptly give notice of such Matured Default to the Borrower and (a) with respect to any Matured Default described in clause (i) of the definition thereof, all of the Liabilities shall automatically become immediately due and payable and the obligations of the Lender to make Loans and the Commitments shall automatically terminate, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower; and (b) with respect to any other Matured Default, the Lender may, by notice to the Borrower, (i) declare the obligations of the Lender to make Loans and to issue LC’s to be terminated, whereupon such obligations and the Commitments of the Lender shall forthwith terminate, and (ii) declare all of the Liabilities to be due and payable, whereupon the Liabilities shall become and be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower.

11.2 Other Remedies.

Upon the occurrence and during the continuance of any Matured Default, the Lender may (subject to the provisions of the other Loan Documents), proceed to protect and enforce the rights of the Lender by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Financing Agreement or in aid of the exercise of any power granted in this Agreement or any other Financing Agreement, or may proceed to enforce the payment of the Liabilities, or may proceed to foreclose upon any liens, claims, security interests and/or encumbrances granted pursuant to the Security Documents and other Loan Documents in the manner set forth therein, it being intended that no remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Financing Agreement shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents, or at any time existing at law or in equity or by statute or otherwise.

12. MISCELLANEOUS.

12.1 Timing of Payments.

For purposes of determining the outstanding balance of the Liabilities, including the computations of interest which may from time to time be owing to the Lender, the receipt by the Lender of any check or any other item of payment whether through a blocked account or lockbox or otherwise, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by the Lender at its office at Three City Place Drive, Suite 870, St. Louis, Missouri 63141 and is paid to the Lender in cash or a cash equivalent.

12.2 Attorneys’ Fees and Costs.

If at any time or times hereafter the Lender employs counsel in connection with protecting or perfecting the Lender’s security interest in the Collateral or in connection with any matters arising out of this Agreement or any of the Loan Documents, whether: (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of the Lender, to advise the Lender or to draft documents in connection with any of the foregoing or in connection with any release of the Lender’s claims or the Lender’s security interests or any proposed extension, amendment or refinancing of the Liabilities; (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of the Lender to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all reasonable fees of all paralegals, legal assistants and other staff employed by such attorneys, together with interest at the Default Rate provided for in Section 3.1(c) if a Matured Default has occurred, or at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

12.3 Expenditures by the Lender.

In the event that the Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Loan Documents, required to pay, or fails to keep the Collateral free from other security interests, liens or encumbrances, except as permitted herein, the Lender may, in its sole discretion and without obligation to do so, make expenditures for any or all of such purposes, and the amount so expended, together with interest at the Default Rate provided for in Section 3.1(c), shall constitute additional Liabilities, payable on demand and secured by the Collateral.

12.4 Lender’s Costs and Expenses as Additional Liabilities.

The Borrower shall reimburse the Lender for all actual out-of-pocket expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the loans and other financial accommodations described in this Agreement (including without limitation, filing and recording fees, and the reasonable fees and expenses of the Lender’s attorneys, paralegals and legal assistants, and whether such expenses and fees are incurred prior to or after the Closing Date). The Borrower further agrees to reimburse the Lender for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the Loans, any additional financial accommodations, or any other amendments to this Agreement. All costs and expenses incurred by the Lender with respect to such negotiation and documentation together with interest at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

12.5 Claims and Taxes.

The Borrower agrees to indemnify and hold the Lender harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any of the Borrower’s assets. The Borrower shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to the Borrower’s property, provided, however, that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof; if (a) the Borrower establishes adequate reserves to cover such contested taxes; and (b) such contest does not have a Material Adverse Effect on the financial condition of the Borrower, the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Lender’s security interests in the Collateral.

12.6 Inspection.

The Lender (by and through its officers and employees), or any Person designated by the Lender in writing, shall have the right, from time to time hereafter, upon 72 hours prior notice, to call at the Borrower’s place or places of business (or any other place where Collateral or any information relating thereto is kept or located) during Borrower’s regular business hours, and without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from the Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower’s business or to any transactions between the parties to this Agreement; (b) make such verification concerning the Collateral as the Lender may consider reasonable under the circumstances; and (c) review operating procedures, review maintenance of property and discuss the affairs, finances and business of the Borrower with the Borrower’s officers, employees or directors.

12.7 Examination of Banking Records.

The Borrower consents to the examination by the Lender, the Lender’s officers, employees and agents, or any of them, all of Borrower’s banking records, upon their request. Such examination may be conducted by the Lender upon reasonable notice to the Borrower.

12.8 Governmental Reports.

The Borrower authorizes all duly constituted federal, state and municipal authorities to furnish to the Lender copies of their reports of examination or inspections of the Borrower.

12.9 Reliance by the Lender.

All covenants, agreements, representations and warranties made herein by the Borrower shall, notwithstanding any investigation by the Lender, be deemed to be material to and to have been relied upon by the Lender.

12.10 Indemnification.

(a) General. Borrower agrees to indemnify and hold Lender and its directors, officers, employees, agents, professional advisors and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Lender or any other Indemnified Party may incur (or which may be claimed against such Indemnified Party by any person), including attorney’s fees incurred by any Indemnified Party, arising out of or resulting from: (1) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Agreement or the other Loan Documents; (2) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Agreement or the other Loan Documents; (3) the exercise by the Lender of any right or remedy set forth in this Agreement or the other Loan Documents or (4) the possession, use, operation or control by Borrower of any of the Borrower’s assets, provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. In addition, the Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Lender or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any person), including attorney’s fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by Borrower of any tax imposed by any state, including any amounts owing by virtue of the assertion that any property valuation used to calculate any such tax was understated. Borrower shall have the right to assume the defense of any claim that would give rise to Borrower’s indemnification obligation under this Section with counsel of Borrower’s choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party’s satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim. So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorney fees incurred thereafter. The obligation to indemnify as set forth in this Section shall survive the termination of this Agreement and other covenants.

(b) Indemnification Relating to Hazardous Substances. Borrower will not locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Affect; Borrower shall not permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Laws; and Borrower shall comply with all Environmental Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Affect, which are applicable to such property, except where the failure to comply would not reasonably be expected to result in a Material Adverse Affect. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorney fees incurred by the Indemnified Parties (prior to trial, at trial or on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 7.9 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environment or natural resources caused by, or abatement and/or clean up of, or otherwise with respect to, Hazardous Substances as a result of Lender exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure, including foreclosure on a judgment lien, or conveyance in lieu of foreclosure; provided that such indemnification as it applies to the exercise by Lender of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by Lender while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower. The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including, but not limited to, any transfer of the title of Lender or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by Lender, or anyone claiming by, through or under Lender or Borrower by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Rate, shall be payable on demand, and shall be secured by the Security Documents. The indemnification and covenants of this Section shall survive the termination of this Agreement and other covenants.

12.11 Parties.

Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of the Borrower and the Lender.

12.12 Applicable Law; Severability.

This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of Missouri. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

12.13 SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY.

THE BORROWER CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF SAINT LOUIS, MISSOURI AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT. THE BORROWER FURTHER AGREES THAT AT ALL TIMES THE BORROWER SHALL HAVE AT LEAST ONE REGISTERED AGENT WITHIN THE CONTINENTAL UNITED STATES OF AMERICA, WHICH AGENT SHALL ACCEPT ANY AND ALL SERVICE OF PROCESS UPON THE BORROWER, AND THAT IN THE EVENT THE BORROWER FAILS AT ANY TIME TO HAVE SUCH A REGISTERED AGENT, OR SUCH REGISTERED AGENT REFUSES SUCH SERVICE OF PROCESS FOR ANY REASON WHATSOEVER, THEN SERVICE OF ANY AND ALL SUCH PROCESS UPON THE BORROWER MAY BE MADE BY MAIL OR MESSENGER DIRECTED TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 12.19. SERVICE SO MADE SHALL BE DEEMED TO CONSTITUTE PERSONAL SERVICE UPON THE BORROWER, AND SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THE BORROWER’S ADDRESS. AT THE OPTION OF THE LENDER, THE BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE LENDER. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE BORROWER’S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

12.14 Application of Payments Waiver.

Notwithstanding any contrary provision contained in this Agreement or in any of the other Loan Documents, the Borrower irrevocably waives the right to direct the application of any and all payments at any time received by the Lender from the Borrower or with respect to any of the Collateral, and the Borrower irrevocably agrees that the Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities, in such manner as the Lender may deem advisable, notwithstanding any entry by the Lender upon any of the Lender’s books and records.

12.15 Marshalling; Payments Set Aside.

The Lender shall be under no obligation to marshal any assets in favor of the Borrower or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Lender or the Lender receives any payment or proceeds of the Collateral for the Borrower’s benefit or enforces the Lender’s security interests or exercise the Lender’s rights of set-off, and such payment or payments or the proceeds of such Collateral, enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

12.16 Section Titles.

The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

12.17 Continuing Effect.

This Agreement, the Lender’s security interests in the Collateral, and all of the other Loan Documents shall continue in full force and effect so long as any Liabilities shall be owed to the Lender, or, in the event that there shall be no Liabilities outstanding, so long as the Lender remains committed to make Loans under this Agreement.

12.18 No Waiver.

The Lender’s failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of any Default or Matured Default under this Agreement or any of the other Loan Documents, shall not suspend, waive or affect any other Default or Matured Default under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind of character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Loan Documents and no Default or Matured Default under this Agreement or any of the other Loan Documents, shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender and is directed to the Borrower specifying such suspension or waiver.

12.19 Notices.

All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, telexed, cabled or delivered addressed as follows:

(i)    If to the Lender at:
FCS Financial, PCA
Three City Place Drive, Suite 870
St. Louis, MO 63141
Fax No. (314) 567-4678
Attn: Sean Unterreiner

With a copy to:
Husch & Eppenberger, LLC
1949 E. Sunshine St., Suite 2-300
Springfield, MO 63804
Fax No. (417) 862-6948
Attn: Gary A. Powell

(ii)   If to the Borrower at:
Show Me Ethanol, LLC
807 West Main
Post Office Box 158
Richmond, MO 64085
Fax No. (816) 766-3213
Attn: Mike Nordwald

With a copy to:
Bryan Cave LLP
3500 One Kansas City Place
1200 Main Street
Kansas City, MO 64105
Fax No. (816) 374-3300
Attn: Dennis M. Alt

and, as to each party hereto, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telecopied, telexed, transmitted, or cabled, become effective when deposited in the mail, confirmed by telex answerback, transmitted by telecopier, or delivered to the cable company, respectively except that notices and communications to the Lender shall not be effective until actually received by the Lender.

12.20 Maximum Interest.

No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Loan Documents, or any Matured Default, or any exercise by the Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Loan Documents, or the arising of any contingency whatsoever, shall entitle the Lender to collect, in any event, interest exceeding the Highest Lawful Rate, and in no event shall the Borrower be obligated to pay interest exceeding the Highest Lawful Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Highest Lawful Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Highest Lawful Rate. In the event any interest is charged in excess of the Highest Lawful Rate (“Excess”), the Borrower acknowledges and stipulates that any such charge shall be the result of any accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any Liabilities due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. The Borrower and the Lender both recognize that, with fluctuations in the Base Rate and the LIBOR Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Lender based, in whole or in part, upon the charging or receiving of any interest in excess of the Highest Lawful Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Lender, all interest at any time contracted for, charged or received by the Lender in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

12.21 Lender’s Reliance.

The Borrower shall notify the Lender in writing of the names of the Persons authorized to request a Loan on behalf of the Borrower and shall provide the Lender with a specimen signature for each such Person. The Lender shall be entitled to rely conclusively on such Person’s authority to request a Loan on behalf of the Borrower until the Lender receives written notice from the Borrower to the contrary. The Lender shall have no duty to verify the authenticity of the signature appearing on any notice of borrowing, and with respect to any oral request for a Loan, the Lender shall have no duty to verify the identity of any Person representing himself as one of the Persons authorized to make such request on behalf of the Borrower. The Lender shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Lender believes in good faith to have been given by a duly authorized Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith.

12.22 Counterparts.

This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

12.23 Participations.

(a) The Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of the Commitments and the Note held by it); provided, however, that (i) the Lender’s obligations under this Agreement (including without limitation, its Commitments to the Borrower) shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the sale of the participation will not cause the Borrower to incur any additional liability, and (v) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, provided that no participant shall be entitled to recover under the above provisions an amount in excess of the proportionate share which such participant holds of the original aggregate principal amount to which the Lender would otherwise be entitled.

(b) The Lender may, in connection with any participation pursuant to this Section 12.23, and with the consent of Borrower (which consent shall not be unreasonably withheld) disclose to the participant or proposed participant, any confidential information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided, however, that prior to any such disclosure, the participant or proposed participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from the Lender.

12.24 Credit Agreement Controls.

If there are any conflicts or inconsistencies among this Agreement and any of the other Loan Documents, the provisions of this Agreement shall prevail and control.

12.25 Confidentiality.

The Lender agrees that it will use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, any proprietary information of the Borrower in writing by the Borrower, as being proprietary and confidential; provided that the Lender may disclose any such information (a) to enable it to comply with any Governmental Requirement applicable to them, (b) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and the other Loan Documents, (c) in connection with the supervision and enforcement of the rights and remedies of the Lender under any Financing Agreement, and (d) as set forth in Section 12.23(b).

12.26 Independence of Covenants.

All covenants under Section 10 shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.

12.27 Amendments and Waivers.

Any term, covenant, agreement or condition of this Agreement may be amended only by a written amendment executed by the Borrower and the Lender, or compliance therewith may only be waived (either generally or in a particular instance and either retroactively or prospectively), if the Borrower shall have obtained the consent in writing of the Lender.

12.28 FINAL AGREEMENT.

THIS WRITTEN AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

12.29 Privacy.

Your privacy is important to us. We want you to know that we hold your financial and other personal information in strict confidence. Since 1972, Farm Credit Administration (“FCA”) regulations have forbidden the directors and employees of Farm Credit institutions from disclosing personal borrower information to others without your consent. We do not sell or trade our customer’s personal information to marketing companies or information brokers. FCA rules allow us to disclose customer information only in these situations: We may give it to another Farm Credit institution that you do business with. We can be a credit reference for you with other lenders and provide information to credit bureaus or other consumer reporting agency. We can provide information on certain types of legal or law enforcement proceedings. FCA examiners may review loan files during regular examinations of the association. If one of our employees applies to become a licensed real estate appraiser, we may give copies of real estate appraisal reports to the State agency that licenses appraisers when required. We will first remove as much personal information from the appraisal report as possible. As a member/owner of the association, your privacy and the security of your personal information are vital to our continued ability to serve your ongoing credit needs.

12.30  Customer Identification - USA Patriot Act Notice.

Lender notifies the Borrower that, pursuant to the requirements of the USA PATRIOT ACT of 2001 (H.R. 3162 RDS), signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify Borrower in accordance with the Patriot Act.

The Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls the Borrower or any Affiliate of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Asset Control (“OFAC”), the Department of the Treasury, or included in any Governmental Requirements, (b) not use or permit the use of the proceeds of the Revolving Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or relevant Governmental Requirements relating thereto, and (c) comply, and cause each Affiliate of Borrower to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

12.31. Survival.

All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of a Matured Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations are outstanding and unpaid and so long as the Commitments have not expired or terminated. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BORROWER: SHOW ME ETHANOL, LLC By /s/Gregory E. Thomas Name Gregory E. Thomas Title General Manager LENDER: FCS FINANCIAL, PCA By /s/Lee Fuchs Name: Lee Fuchs Title: Vice President

CREDIT AGREEMENT
LIST OF EXHIBITS AND SCHEDULES

Exhibit Numbers	Description

1A	Borrowing Base Computation

1B	Form of Borrowing Base Certificate

2	Form of Revolving Note

4.5	Form of Term Loan Inter-Creditor Agreement

8(a)	List of Closing Documents

9	Form of Compliance Certificate

Schedule Numbers	Description

7.1	Litigation

7.2	Other Agreements

7.3	Intellectual Property

7.4	Title to Assets

7.6	Existing Indebtedness

7.7	Other Names

7.8	Subsidiaries

7.9	Environmental Matters

7.10	Bank Accounts

8(b)(v)	Prior Indebtedness

10.1(a)	Encumbrances

EXHIBIT 1A
BORROWING BASE COMPUTATION
This Borrowing Base Certificate is hereby prepared and delivered in accordance with the terms of the Revolving Credit Agreement dated November 6, 2007 (the "Credit Agreement"), as may be amended from time to time, between Show Me Ethanol, LLC (the "Borrower"), FCS Financial, PCA (the "Lender.")

					For the Fiscal Period Ending:	Date Prepared:

		Lower of
		Cost or Market		Availability
A.	Accounts Receivables
	Less Accounts Greater than 30 days		75%	$0.00

B.	Corn and Distiller's Grain Inventory		75%	$0.00

C.	Ethanol Inventories		75%	$0.00

D.	Total Collateral			$0.00

E.	Less accounts payable

F.	Total Borrowing Base (D minus E)			$0.00

G.	Total Revolving Line of Credit Commitment			$5,000,000.00

H.	Maximum Borrowings on the Borrowing Base (lesser of Line F or Line G)			$0.00

I.	Outstanding Revolving Line of Credit balance and Letters of Credit

J.	Availability on the Borrowing Base (Line H minus Line I)			$0.00

K.	Open Commitment			$2,000,000.00

L.	Availability on the Open Commitment (Line K minus Line I)			$2,000,000.00

M.	Total Availability (greater of line J or L)			$2,000,000.00

The Borrower does hereby warrant (a) the Borrowing Base Certificate and attached supporting documents are true and accurate, (b) no information has been omitted that would cause the Borrowing Base Certificate to be misleading in any material manner, (c) no significant changes have occurred in the Borrowing Base values since the Date Prepared, and (d) the Borrowing Base includes only those assets that are and will continue to be subject to first lien security position in favor of the Lender.

On behalf of the Borrower, I hereby certify the information contained herein as true and complete.

Show Me Ethanol, LLC

By:
	Chief Financial Officer

EXHIBIT 1B

FORM OF BORROWING BASE CERTIFICATE

This Borrowing Base Certificate is hereby prepared and delivered in accordance with the terms of the Revolving Credit Agreement dated November 6, 2007 (the “Credit Agreement”), as may be amended from time to time, between Show Me Ethanol, LLC (the “Borrower”), FCS Financial, PCA (the “Administrative Agent”) and other financial lending institutions (collectively, the "Lenders").

For the Fiscal Period Ending:      Date Prepared:

The Borrower does hereby warrant (a) the Borrowing Base Certificate and attached supporting documents are true and accurate, (b) no information has been omitted that would cause the Borrowing Base Certificate to be misleading in any material manner, (c) no significant changes have occurred in the Borrowing Base values since the Date Prepared, and (d) the Borrowing Base includes only those assets that are and will continue to be subject to first lien security position in favor of the and Lender.

On behalf of the Borrower, I hereby certify the information contained herein as true and complete.

SHOW ME ETHANOL, LLC

By:_________________________________
Name:
Title:

EXHIBIT 2

FORM OF REVOLVING NOTE

EXHIBIT 4.5

FORM OF TERM LOAN INTERCREDITOR AGREEMENT

EXHIBIT 8(a)

LIST OF CLOSING DOCUMENTS

1.	Credit Agreement
2.	$5,000,000 Revolving Note

EXHIBIT 9

COMPLIANCE CERTIFICATE

Pursuant to Section 9 of the Revolving Credit Agreement dated as of the date hereof, as the same be amended, replaced, restated, or supplemented from time to time (the “Credit Agreement”) by and between Show Me Ethanol, LLC (the “Borrower”) and FCS Financial, PCA a federally Chartered instrumentality (“Lender”), the undersigned certifies to Lender as follows (with capitalized terms not defined herein having the meaning given to such terms in the Credit Agreement):

1.
The financial statements of Borrower attached hereto for the fiscal month ending __________, 200___ (the “Financial Statements”) have been prepared in accordance with the requirements of Section 9 of the Credit Agreement.

2.	The representations and warranties contained in Section 7 of the Credit Agreement are true and correct as or the date hereof as through made on this date.

3.	Borrower is in compliance with all of the affirmative and negative covenants set forth in Sections 9 and 10 of the Credit Agreement as of the date hereof.

4.	Specifically, as of the date of the Financial Statements:

a)	Borrower’s Total Net Worth is required to be not less than $28,000,000.00 as of the end of each quarter end. Borrower’s actual Net Worth is as of the most recent fiscal quarter end $_____________.

b)
Borrower’s Debt Service Coverage Ratio is required to be not less than 1.25 to 1.0 as of the end of each fiscal month end. Borrower’s actual Debt Service Coverage Ratio as of the end of the most recent month end is _____________.

Dated :__________________, 200_____

Show Me Ethanol, LLC

By:
Name: _____________________________________
Title: ______________________________________

SCHEDULE 7.1

LITIGATION

None.

SCHEDULE 7.2

OTHER AGREEMENTS

None.

SCHEDULE 7.3

INTELLECTUAL PROPERTY

None.

SCHEDULE 7.4

TITLE TO ASSETS

None.

SCHEDULE 7.6

EXISTING INDEBTEDNESS

Commitment of F.C. Stone to finance natural gas pipeline.

SCHEDULE 7.7

OTHER NAMES

None.

SCHEDULE 7.8

SUBSIDIARIES

None.

SCHEDULE 7.9

ENVIRONMENTAL MATTERS

None.

SCHEDULE 7.10

BANK ACCOUNTS

FCS Financial - No. 1178302700 - Farm Cash Management Account

SCHEDULE 8(b)(v)

PRIOR INDEBTEDNESS

$48,000,000 Construction and Term Indebtedness to FCS Financial and other lenders.

SCHEDULE 8(b)(xv)

REAL PROPERTY

SCHEDULE 10.1

ENCUMBRANCES

Liens to F.C. Stone